                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

-------------------------------                     ----------------------------
                                                           OMB APPROVAL
             FORM 3                                 ----------------------------
                                                    OMB Number         3235-0104
-------------------------------                     Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response.....  0.5
                                                    ----------------------------

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Miller, III                       Lloyd                I.
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   (Last)                            (First)              (Middle)

   4550 Gordon Drive
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                                    (Street)

   Naples                            FL                     34102
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     December 27, 2000
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
________________________________________________________________________________
4.   Issuer Name AND Ticker or Trading Symbol

     Aldila, Inc./ALDA
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     January 10, 2001
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
Common Stock                          640,103(1)                    I                  By Lloyd I. Miller, Trust A-4

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Common Stock                          540,775(1)                    I                  By Milfam II, L.P.

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Common Stock                          338,285(2)(1)                 I                  By Lloyd I. Miller, Trust C

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Common Stock                          3,500(1)                      I                  By Lloyd I. Miller, III Trustee,
                                                                                       GST  f/b/o Catherine C. Miller
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Common Stock                          3,200(1)                      I                  By Lloyd I. Miller, III custodian under
                                                                                       Florida UGMA for Alexandra B. Miller
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Common Stock                          3,500(1)                      I                  By Lloyd I. Miller, III Trustee,
                                                                                       GST f/b/o Kimberley S. Miller
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Common Stock                          2,000(1)                      I                  Lloyd I. Miller, LLC

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Common Stock                          5,000(1)                      I                  By Wife

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Common Stock                          3,200(1)                      I                  By Lloyd I. Miller III, custodian under
                                                                                       Florida UGMA for Lloyd I. Miller, IV
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Common Stock                          3,600(1)                      I                  By Lloyd I. Miller III, Trustee GST
                                                                                       f/b/o Lloyd I. Miller III
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Common Stock                          5,000(1)                      I                  By UGMA for Tyler Dulmage

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7/96)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.

(2) On January 10, 2001, the reporting person filed an initial Form 3, which, due to a clerical error, did not report indirect beneficial ownership of 13,300 shares of common stock.

(3) On January 10, 2001, the reporting person filed an initial Form 3, which, due to a clerical error, did not report indirect beneficial ownership of 3,000 shares of common stock.



         /s/ Lloyd I. Miller, III                               4/5/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                     Page 2 of 3
                                                                 SEC 1473 (7-96)

________________________________________________________________________________
1.   Name and Address of Reporting Person:

     Miller, III                       Lloyd                I.
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Aldila, Inc./ALDA
________________________________________________________________________________
3.   Date of Event Requiring Statement (Month/Day/Year)

     December 27, 2000

(Continued)
================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR
                        BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Common Stock                          5,000(1)                       I                 By UGMA for Wylie Dulmage

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Common Stock                          3,000(1)                       I                 By Lloyd I. Miller, III co-Trustee with
                                                                                       Kimberley S. Miller f/b/o/
                                                                                       Lloyd I. Miller IV and Alexandra B. Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3,000(3)(1)                    I                 By Kimberley S. Miller

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Common Stock                         35,400                          D

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====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


                                                                     Page 3 of 3